Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2016

SECOND QUARTER FINANCIAL RESULTS

●     Second Quarter Results Impacted by Challenging Global Oil and Gas Markets

●     Cost Saving and Capital Allocation Initiatives Continue

●     Balance Sheet Remains Strong with $3,272,000 in Net Cash at December 25, 2015

RACINE, WISCONSIN—February 2, 2016—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2016 second quarter and first half ended December 25, 2015.

Sales for the second quarter of fiscal 2016 were $44,829,000, compared to $72,691,000 for the same period last year. Year-to-date sales were $82,201,000, compared to $137,515,000 for the fiscal 2015 first half. The significant decline in fiscal 2016 sales is the result of reduced demand for the Company’s oil and gas related products in both North America and Asia driven by the global decline in oil and natural gas prices, along with softening demand in Asia for the Company’s commercial marine products. Demand from customers in Europe remains weak, while overall demand in North America remains relatively stable for the Company’s commercial marine and non-oil and gas industrial products. Currency had an unfavorable impact on fiscal 2016 sales compared to the prior year totaling $2,857,000 and $6,824,000 for the second quarter and first half, respectively, due to the strengthening of the U.S. dollar against the euro and Asian currencies.

Gross profit for the fiscal 2016 second quarter was 25.9 percent, compared to 30.4 percent in the fiscal 2015 second quarter. Gross profit for fiscal 2016’s second quarter was unfavorably impacted by reduced volumes, a less profitable product mix driven by lower sales of the Company’s oil and gas transmission products, and an unfavorable currency impact. These unfavorable items were partially offset by improved efficiencies and realization of recent cost savings initiatives. Year-to-date, gross margin was 24.1 percent compared to 32.4 percent for the fiscal 2015 first half.

John Batten, President and Chief Executive Officer, stated: “We took further actions during the second quarter to reduce expenses by $4,300,000 on an annual basis, in addition to $6,000,000 of annual savings announced in the fiscal 2015 fourth quarter. We are monitoring our markets closely for further signs of deterioration and are continually evaluating all components of our operations and cost structure. Despite this difficult cycle, we remain dedicated to our markets and will continue to invest in our leading product portfolio and service organization. We are investing in research and development programs that enhance our product portfolio and expand our market opportunities, and will launch several new industrial and marine products during the second half of the year. In addition, we recently announced that we signed a distribution agreement with Veth Propulsion to sell its wide range of workboat and shipping products in the Asia marine market. While we cannot control our end markets, we are taking decisive and strategic actions to improve the Company’s long-term competitiveness.”

For the fiscal 2016 second quarter and first half, marketing, engineering and administrative (ME&A) expenses declined $1,915,000 (11.6 percent) and $2,584,000 (8.0 percent), respectively. These decreases were primarily due to currency movements, reduced bonus expense, headcount reductions and general cost containment measures, partially offset by increases related to pension expense and corporate development activities.

The Company had previously announced restructuring actions expected to generate $4,300,000 in annualized savings through reductions in the base salaries of the Company’s corporate officers, the elimination of 15 salaried positions, reductions in base salaries and wages of salaried and hourly employees at the Company’s headquarters and domestic manufacturing facilities, temporary layoffs at its Racine operation and headcount reductions at certain foreign subsidiaries. These actions generated a $515,000 restructuring charge recorded in the Company’s second fiscal quarter.

The Company sold the assets and distribution rights of its distribution entity covering the southeast U.S. territory for approximately $4,100,000, resulting in a net operating gain of $445,000 following a second quarter post-closing adjustment of $56,000.

The fiscal 2016 second quarter tax rate was 41.3 percent, compared to the fiscal 2015 second quarter rate of 32.0 percent. Both periods were impacted by non-deductible operating results in a certain foreign jurisdiction that is subject to a full valuation allowance. Adjusting both periods for the non-deductible results, the fiscal 2016 second quarter rate would have been 38.8 percent, compared to 28.8 percent for the fiscal 2015 second quarter. The fiscal 2016 first half tax rate was 36.8 percent, compared to the fiscal 2015 first half rate of 35.8 percent. Both periods were impacted by non-deductible operating results in a certain foreign jurisdiction that is subject to a full valuation allowance. Adjusting both periods for the non-deductible results, the fiscal 2016 first half rate would have been 36.6 percent, compared to 32.9 percent for the fiscal 2015 first half. The increase in the fiscal 2016 second quarter and first half effective tax rates was primarily a function of the impact of a reduced estimated domestic effective tax rate on the deferred tax assets associated with the domestic pension liabilities. Both periods benefited from the reinstatement of the federal research and development credit.

Net loss attributable to Twin Disc for the fiscal 2016 second quarter was ($2,301,000), or ($0.21) per share, compared to earnings of $3,747,000, or $0.33 per diluted share, for the fiscal 2015 second quarter. Year-to-date, the net loss attributable to Twin Disc was ($6,624,000), or ($0.59) per share, compared to earnings of $7,790,000, or $0.69 per diluted share for the fiscal 2016 first half.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were ($1,598,000) for the fiscal 2016 second quarter, compared to $8,292,000 for the fiscal 2015 second quarter. For the fiscal 2016 first half, EBITDA was ($5,818,000), compared to $17,656,000 for the fiscal 2015 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated: “We are committed to maintaining a strong balance sheet. At December 25, 2015 the Company had cash of $20,631,000, compared to $22,936,000 at June 30, 2015, while total debt at December 25, 2015 was $17,359,000, compared to $13,802,000 at June 30, 2015. We continue to take actions to be more efficient in our capital management and reduce the amount of capital required to manage our business. As part of this initiative, during fiscal 2015 and 2016 we made the strategic decision to sell selected non-core North American distribution entities, which eliminated five locations and generated approximately $5,000,000 of capital for reinvestment. In addition, we are making progress to reduce inventory levels, which have declined 19.3 percent from the year ago period and 8.8 percent year-to-date. Capital expenditures during the fiscal 2016 first half were $2,876,000 compared with $4,520,000 for the same period last year. Finally, as a result of the impact lower volumes are having on profitability, during the second quarter we were unable to generate sufficient EBITDA levels to maintain compliance with certain covenants of our Credit Agreement with Wells Fargo and our Note Purchase and Private Shelf Agreement with Prudential. Our lenders remain supportive of the Company and we recently amended the terms of our agreements with Wells Fargo and Prudential. Copies of the amendments were filed today with the SEC. The terms of the amended Credit Agreement with Wells Fargo result in the reclassification of our revolving credit facility to a current liability for reporting purposes. We anticipate finalizing a long term financing solution by the end of fiscal 2016. We will continue to proactively manage our balance sheet through the year to control expenses, reduce liabilities, and increase liquidity.”

Mr. Batten continued: “Our six-month backlog at December 25, 2015 was $34,604,000, compared to $37,526,000 at September 25, 2015, and $58,297,000 at December 26, 2014. Conditions continue to be challenging across many of the Company’s end markets and we expect the oil and gas, and pleasure craft marine markets to remain depressed throughout the year. We have adjusted our business to meet these expectations and the third quarter will fully reflect the changes we have made to our cost structure. Since the Company was founded in 1918, Twin Disc has successfully managed through many industry cycles, and emerged stronger and better positioned to compete. We continue to be focused on long-term growth and diversification of sales. I am confident this trend will continue, and as always, appreciate the support of our customers, employees, and shareholders during these challenging times.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, February 2, 2016. To participate in the conference call, please dial 888-523-1228 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. February 2, 2016 until midnight February 9, 2016. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 1184091.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS)

(In thousands, except per-share data; unaudited)

	Quarter Ended		Two Quarters Ended
	Dec. 25, 2015	Dec. 26, 2014	Dec. 25, 2015	Dec. 26, 2014
Net sales	$44,829	$72,691	$82,201	$137,515
Cost of goods sold	33,223	50,588	62,406	93,023
Gross profit	11,606	22,103	19,795	44,492

Marketing, engineering and administrative expenses	14,592	16,507	29,833	32,417
Restructuring of operations	515	-	515	-
Other operating expense (income)	56	-	(445)	-
(Loss) earnings from operations	(3,557)	5,596	(10,108)	12,075

Interest expense	109	150	200	314
Other expense (income), net	231	(142)	73	(482)

(Loss) earnings before income taxes and noncontrolling interest	(3,897)	5,588	(10,381)	12,243
Income taxes	(1,608)	1,788	(3,817)	4,381

Net (loss) earnings	(2,289)	3,800	(6,564)	7,862
Less: Net earnings attributable to noncontrolling interest, net of tax	(12)	(53)	(60)	(72)
Net (loss) earnings attributable to Twin Disc	$(2,301)	$3,747	$(6,624)	$7,790

(Loss) earnings per share data:
Basic (loss) earnings per share attributable to Twin Disc common shareholders	$(0.21)	$0.33	$(0.59)	$0.69
Diluted (loss) earnings per share attributable to Twin Disc common shareholders	$(0.21)	$0.33	$(0.59)	$0.69

Weighted average shares outstanding data:
Basic	11,197	11,280	11,196	11,276
Diluted	11,197	11,284	11,196	11,281

Dividends per share	$0.09	$0.09	$0.18	$0.18

Comprehensive (loss):
Net (loss) earnings	$(2,289)	$3,800	$(6,564)	$7,862
Other comprehensive (loss) income:
Benefit plan adjustments, net	805	515	1,544	1,003
Foreign currency translation adjustment	(2,316)	(4,542)	(4,128)	(8,870)
Comprehensive (loss)	(3,800)	(227)	(9,148)	(5)
Comprehensive income attributable to noncontrolling interest	(19)	(13)	(48)	(41)

Comprehensive (loss) attributable to Twin Disc	$(3,819)	$(240)	$(9,196)	$(46)

Reconciliation of Consolidated net (LOSS) Earnings to EBITDA

and Adjusted ebitda

(In thousands; unaudited)

	Quarter Ended		Two Quarters Ended
	Dec. 25 2015	Dec. 26 2014	Dec. 25 2015	Dec. 26 2014
Net (loss) earnings attributable to Twin Disc	$(2,301)	$3,747	$(6,624)	$7,790
Interest expense	109	150	200	314
Income taxes	(1,608)	1,788	(3,817)	4,381
Depreciation and amortization	2,202	2,607	4,423	5,171
(Loss) earnings before interest, taxes, depreciation and amortization	$(1,598)	$8,292	$(5,818)	$17,656

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; unaudited)

	December 25, 2015	June 30, 2015
ASSETS
Current assets:
Cash	$20,631	$22,936
Trade accounts receivable, net	33,632	43,883
Inventories	73,216	80,241
Deferred income taxes	3,731	4,863
Other	11,751	17,907

Total current assets	142,961	169,830

Property, plant and equipment, net	53,970	56,427
Goodwill, net	12,560	12,789
Deferred income taxes	9,699	4,878
Intangible assets, net	2,042	2,186
Other assets	4,453	3,752

TOTAL ASSETS	$225,685	$249,862

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$17,336	$3,571
Accounts payable	17,501	20,729
Accrued liabilities	22,524	32,754

Total current liabilities	57,361	57,054

Long-term debt	23	10,231
Accrued retirement benefits	36,187	38,362
Deferred income taxes	919	1,093
Other long-term liabilities	2,210	2,955

Total liabilities	96,700	109,695

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,191	12,259
Retained earnings	182,142	190,807
Accumulated other comprehensive loss	(38,055)	(35,481)

	155,278	167,585

Less treasury stock, at cost (1,749,294 and 1,832,121 shares, respectively)	26,790	28,057

Total Twin Disc shareholders' equity	128,488	139,528

Non-controlling interest	497	639
Total equity	128,985	140,167

TOTAL LIABILITIES AND EQUITY	$225,685	$249,862

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	Two Quarters Ended
	December 25, 2015	December 26, 2014

Cash flows from operating activities:
Net (loss) earnings	$(6,564)	$7,862
Adjustments to reconcile net (loss) earnings to net cash (used) provided by operating activities:
Depreciation and amortization	4,423	5,171
Restructuring of operations	438	-
Other non-cash changes, net	(3,063)	1,057
Net change in operating assets and liabilities	317	(4,646)
Net cash (used) provided by operating activities	(4,449)	9,444

Cash flows from investing activities:
Proceeds from sale of business	3,500	-
Proceeds from life insurance policy	1,907	-
Acquisitions of fixed assets	(2,876)	(4,520)
Proceeds from sale of fixed assets	80	101
Other, net	(271)	1,553
Net cash provided (used) by investing activities	2,340	(2,866)

Cash flows from financing activities:
Payments of notes payable	-	(28)
Borrowings under revolving loan agreement	42,012	40,225
Repayments under revolving loan agreement	(38,455)	(41,850)
Proceeds from exercise of stock options	12	15
Dividends paid to shareholders	(2,041)	(2,030)
Dividends paid to noncontrolling interest	(192)	(219)
Excess tax benefits (shortfall) from stock compensation	(267)	(36)
Payments of withholding taxes on stock compensation	(190)	(313)
Net cash provided (used) by financing activities	879	(4,236)

Effect of exchange rate changes on cash	(1,075)	(1,926)

Net change in cash	(2,305)	416

Cash:
Beginning of period	22,936	24,757

End of period	$20,631	$25,173

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